      As filed with the Securities and Exchange Commission on March 5, 2002
                                                   Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           LONG ISLAND FINANCIAL CORP.
   (exact name of registrant as specified in its certificate of incorporation)

        DELAWARE                                          11-3453684
(state or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

                               ONE SUFFOLK SQUARE
                            ISLANDIA, NEW YORK 11749
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           LONG ISLAND COMMERCIAL BANK
                                   401(K) PLAN
                            (Full Title of the Plan)
                                                  COPIES TO:
DOUGLAS C. MANDITCH                               GEORGE W. MURPHY, JR.
PRESIDENT AND CHIEF EXECUTIVE OFFICER             SUZANNE A. WALKER
LONG ISLAND COMMERCIAL BANK                       MULDOON MURPHY & Faucette LLP
One Suffolk Square                                5101 Wisconsin Avenue, N.W.
Islandia, New York 11749                          Washington, D.C.  20016
(631) 348-0888                                    (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                    1933, check the following box. / X /
                                                   ---


==============================================================================================================
    Title of each Class of        Amount to be      Proposed Purchase    Estimated Aggregate    Registration
  Securities to be Registered     Registered (1)     Price Per Share      Offering Price(2)          Fee
--------------------------------------------------------------------------------------------------------------
         Common Stock                47,257             $16.78(3)
        $.01 par Value               Shares                                    $792,980            $73.00
--------------------------------------------------------------------------------------------------------------

         Participation
           Interests                   (4)                                                           (5)
==============================================================================================================

(1)  Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Long Island Commercial Bank 401(k) Plan (the "Plan") as the
     result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Long Island
     Financial Corp. pursuant to 17 C.F.R. ss.230.416(a).
(2)  Estimated solely for the purpose of calculating the registration fee.
(3)  The last sale price of the common stock of Long Island Financial Corp. (the "Common Stock") as reported on
     March 1, 2002 in accordance with 17 C.F.R. ss.230.457(c).
(4)  In addition, pursuant to 17 C.F.R. ss.230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein based upon the maximum amount that could be issued under the plan pursuant to 17 C.F.R. ss.230.457(h).
(5)  In accordance with 17 C.F.R. ss.230.457(h), where securities are to be offered pursuant to an employer benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with the current assets of such Plan.
     Accordingly, no separate fee is required for the participation interests.


THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.
Number of Pages __
Exhibit Index begins on Page _

LONG ISLAND FINANCIAL CORP.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Long Island Commercial Bank 401(k) Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

          (a) The Annual Report on Form 10-K of Long Island Financial Corp. (the "Company" or the "Registrant") for the fiscal year ended December 31, 2000, which includes the balance sheets of the Company as of December 31, 2000 and 1999, and the related statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, together with the related notes and the report of KPMG LLP, independent auditors, dated January 18, 2001, filed with the SEC on April 2, 2000 (File No. 000-29826).

          (b) The Form 10-Q of the Company for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001. (File No. 000-29826).

          (c) The Form 10-Q of the Company for the quarter ended June 30, 2001, filed with the SEC on August 13, 2001 (File No. 000-29826).

          (d) The Form 10-Q of the Company for the quarter ended September 30, 2001, filed with the SEC on November 14, 2001 (File No. 000-29826).

          (e) All documents filed by the Registrant and the Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

          ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4. DESCRIPTION OF SECURITIES

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the General Corporation Law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists.

     In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:
-----

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH: LIMITATIONS OF DIRECTOR'S LIABILITY
--------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.

ITEM 8.  EXHIBITS.

     The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

       (a)   List of Exhibits (filed herewith unless otherwise noted)

       10.0  Long Island Commercial Bank 401(k) Plan
       23.1  Consent of KPMG LLP
       24    Powers of Attorney (contained on the signature pages).

----------------------------

ITEM 9.  UNDERTAKINGS

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to
              Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid b y a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

         THE REGISTRANT.

         Pursuant to the requirements of the Securities Act of 1933, as amended, Long Island Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Islandia, State of New York, on February 27, 2002.

                                      LONG ISLAND FINANCIAL CORP.


                                      By: /s/ Douglas C. Manditch
                                          --------------------------------------
                                          Douglas C. Manditch
                                          President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Manditch) constitutes and appoints Douglas C. Manditch and Mr. Manditch hereby constitutes and appoints Thomas Buonaiuto, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


      Name                              Title                        Date
      ----                              -----                        ----


/s/ Douglas C. Manditch        President and Chief             February 27, 2002
--------------------------     Executive Officer
Douglas C. Manditch            (principal executive officer)

/s/ Thomas Buonaiuto           Vice President, Treasurer       February 27, 2002
--------------------------     (principal accounting and
Thomas Buonaiuto               financial officer)


/s/ Perry B. Duryea, Jr.       Chairman of the Board           February 27, 2002
--------------------------
Perry B. Duryea, Jr.




/s/ Roy M. Kern, Sr.           Vice Chairman of the Board      February 27, 2002
--------------------------
Roy M. Kern, Sr.



/s/ Harvey Auerbach            Director                        February 27, 2002
--------------------------
Harvey Auerbach



/s/ Frank J. Esposito          Director                        February 27, 2002
--------------------------
Frank J. Esposito


/s/ John L. Ciarelli, Esq.     Director                        February 27, 2002
--------------------------
John L. Ciarelli, Esq.



/s/ Donald Del Duca            Director                        February 27, 2002
--------------------------
Donald Del Duca



/s/ Waldemar Fernandez         Director                        February 27, 2002
--------------------------
Waldemar Fernandez

/s/ Gordon A. Lenz             Director                        February 27, 2002
--------------------------
Gordon A. Lenz


/s/ Werner S. Neuburger        Director                        February 27, 2002
--------------------------
Werner S. Neuburger



/s/ Thomas F. Roberts, III     Director                        February 27, 2002
--------------------------
Thomas F. Roberts, III



/s/ Alfred Romito              Director                        February 27, 2002
--------------------------
Alfred Romito



/s/ Sally Ann Slacke           Director                        February 27, 2002
--------------------------
Sally Ann Slacke



/s/ John C. Tsunis, Esq.      Director                         February 27, 2002
--------------------------
John C. Tsunis, Esq.

The Plan.

      Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Long Island Commercial Bank 401(k) Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Islandia, New York on February 28, 2002.

                                   LONG ISLAND COMMERCIAL BANK 401(K) PLAN

                                      By: /s/ Thomas Buonaiuto
                                          ------------------------------
                                          Plan Administrator


                                                  EXHIBIT INDEX
                                                  -------------


                                                                                                      Sequentially
                                                                                                        Numbered
                                                                                                          Page
   Exhibit No.           Description                       Method of Filing                             Location
-----------------        --------------------------        ----------------------------------        ---------------
       10                Long Island                       Filed herewith.
                         Commercial Bank
                         401(k) Plan

       23                Consent of KPMG                   Filed herewith.
                         LLP

       24                Power of Attorney                 Located on the signature page.
